EXHIBIT 10.20

CLARIENT, INC.
COMPENSATION SUMMARY—NON-EMPLOYEE DIRECTORS

Directors of Clarient Inc. who are not employed by Clarient, Inc., a wholly owned subsidiary, or Safeguard Scientifics, Inc. (“Non-employee Directors”) are compensated for their service as a director as shown in the table below:

Compensation Item	Amount
Annual Board Retainer	$15,000
Additional Annual Chair Retainers:
Audit Committee Chair	5,000
Compensation Committee Chair	5,000
Nominating & Corporate Governance Committee Chair	5,000
Meeting Attendance Fees:
Board and Committee—in person	1,000
Board and Committee—via telephone	500

We also reimburse Non-employee Directors for expenses they incur to attend Board and Committee meetings.

Each Non-employee Director receives an initial option grant to purchase 30,000 shares of Clarient, Inc., common stock upon initial election to the Board. Each Non-employee Director also generally receives an annual service option grant to purchase 10,000 shares, and any Non-employee Director serving as a Committee chairperson also generally receives an additional annual service grant to purchase 5,000 shares. Directors’ options have a seven-year term. Initial option grants vest 20% on the grant date, with the remaining 80% vesting in 12 equal increments on the same day of each third month thereafter. Annual service option grants vest 25% each three months following the grant date. The exercise price is equal to the fair market value of a share of our common stock on the grant date.